EXHIBIT 23

Paritz & Company, P.A.	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201)342-7753 Fax: (201) 342-7598 E-Mail: paritz @paritz.com
Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Janel World Trade Ltd. and Subsidiaries
150-14 132nd Avenue
Jamaica, New York 11434

Gentlemen:

We have issued our report dated December 6, 2010, accompanying the financial statements of Janel World Trade Ltd. and Subsidiaries contained in the Form 10K under the Securities Exchange Act of 1934, as amended.  We consent to the use of the aforementioned report in the Form 10K under the Securities Exchange Act of 1934, as amended.

Paritz & Company, P.A.

Hackensack, New Jersey
December 27, 2010